SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, DC  20549


                       __________________________________

                                   FORM 8-K

                                 CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15 (d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934



                         Date of Report:  March 16, 1998

                             TRIGEN ENERGY CORPORATION


Delaware            1-13264                  13-3378939
---------           ----------------         ---------------
State of            Commission File No.      IRS Employer ID
Incorporation

One Water Street
White Plains, NY                             10601
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Address of Principal                         Zip Code
Executive Offices

                          914-286-6600
                        -------------------
                    Registrant's telephone number


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Item 4.   Change in Registrant's Certifying Accountant

     The principal accountant for Trigen Energy Corporation and its wholly owned subsidiaries (collectively the "Company") for the fiscal years ending December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997 was KPMG Peat Marwick LLP ("KPMG"). The Company has made a decision to change the Company's principal accountant for the Company's fiscal year ending December 31, 1998, for the reason set forth below. The Audit Committee of the Company has approved this determination.

     KPMG is also in the business of providing consulting services to clients with respect to issues related to the energy business. In 1997, a dispute arose between the Company and the consulting services division of KPMG with respect to the conduct of consulting services provided to a third party. That dispute was not resolved to the satisfaction of the Company. The change in principal accountant is not due to any matter regarding KPMG's accounting services. KPMG's report on the financial statements of the Company for the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. Neither were there, during the two most recent fiscal years or the period since December 31, 1997, any disagreement with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

     The Audit Committee intends to recommend a new principal accountant for selection by the Board of Directors following an appropriate set of interviews of various accounting firms being conducted by the management of the Company and recommendation to the Audit Committee. Therefore, no accountant will be presented to the shareholders of the Company for ratification at the Company's annual meeting of shareholders, which will take place on May 13, 1998.

     A copy of this Form 8-K is being delivered to KPMG at the same time as it is being filed with the Securities and Exchange Commission (the
"Commission"). KPMG is entitled to communicate to the Commission in writing responding to this Form 8-K. The Company has requested that KPMG provide the Company with a copy of any such letter, which the Company will file with the Commission as an exhibit to this Form 8-K within two business days of receipt.

Item 5.   Other Events

     On March 9, 1998, Grays Ferry Cogeneration Partnership, Trigen-Schuylkill Cogeneration, Inc., NRGG (Schuylkill) Cogeneration Inc. and Trigen-Philadelphia Energy Corporation commenced an action against PECO Energy
Company ("PECO"), Adwin (Schuylkill) Cogeneration, Inc. and the Pennsylvania Public Utility Commission in the United States District Court for the Eastern District of Pennsylvania. Grays Ferry Cogeneration Partnership (the "Grays Ferry Partnership") is the owner of the Grays Ferry cogeneration facility located in Philadelphia, Pennsylvania. The Company holds a one-third interest in the Grays Ferry Partnership through its wholly owned subsidiary, Trigen-Schuylkill Cogeneration, Inc. NRGG (Schuylkill) Cogeneration Inc. and Adwin (Schuylkill) Cogeneration, Inc. own the other two-thirds interests in the Grays Ferry Partnership. Adwin (Schuylkill) Cogeneration, Inc. is an indirect wholly owned subsidiary of PECO.

     The Grays Ferry Partnership commenced this action against PECO in reaction to the wrongful termination by PECO on March 3, 1998, of the electric power purchase agreement between the Grays Ferry Partnership and PECO. The Grays Ferry Partnership is seeking a declaratory judgement to require PECO to comply with the electric power purchase agreement and for damages to be proven at trial in an amount in excess of two hundred million dollars ($200,000,000).
The Grays Ferry Partnership is also seeking a court order declaring any action taken by the Pennsylvania Public Utility Commission which would change the terms of the electric power purchase agreement between the Grays Ferry Partnership and PECO to be null and void.

     Trigen-Philadelphia Energy Corporation ("Trigen-Philadelphia") operates a district steam heating system in Philadelphia which serves several customers including the University of Pennsylvania. Trigen-Philadelphia purchases steam produced at the Grays Ferry cogeneration facility for the benefit of its district steam customers. Trigen-Philadelphia claims that PECO's wrongful termination of its electric power purchase agreement with the Grays Ferry Partnership constitutes tortious interference with Trigen-Philadelphia's agreement to supply steam service to the University of Pennsylvania.

     The Company believes that PECO's termination of the electric power purchase agreement was wrongful and the Company intends to aggressively pursue the remedies available to it. In the event the Company is not successful and PECO's actions are upheld, PECO would be required to continue to purchase power from the Grays Ferry cogeneration facility at a market based price. Sales at current market based prices would generate significantly lower earnings per share for the Company than the 1998 annual earnings per share of $0.40 to $0.52 previously forecast by the Company based on the sale price of power stated in the electric power purchase agreement between the Grays Ferry Partnership and PECO.


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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TRIGEN ENERGY CORPORATION


Date: March 16, 1998          By:  /s/  Richard E. Kessel
                                   Richard E. Kessel,
Executive Vice President